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EXHIBIT 99

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                 REPORT OF INDEPENDENT ACCOUNTANTS






To the Board of Directors of
Associates First Capital Corporation and
The First National Bank of Chicago as Trustee:

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Associates First Capital
Corporation as of
December 31, 1997, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the year then ended, have issued our report thereon dated January 20, 1998.

In connection with our audit, nothing came to our attention that caused us to believe that there were any exceptions or errors in the records relating to receivables serviced for others by Fleetwood Credit Corp. ("Fleetwood) as
Servicer under the Pooling and Servicing Agreement dated as of March 1, 1997, among Fleetwood, as Servicer, Fleetwood Credit Receivables Corp., as Seller, and
The First National Bank of Chicago, as Trustee, and the Fleetwood
Credit Grantor
Trust Standard Terms and Conditions of Agreement
(Senior/Subordinated) effective
March 1, 1997, incorporated by reference therein (collectively, the "Agreement"),insofar as such exceptions or errors related to accounting matters. However, our audit was not directed primarily toward obtaining knowledge of such exceptions or errors.

We are independent with respect to the Associates First Capital
Corporation and
Fleetwood under Rule 101 of the AICPA's Code of Professional
Conduct and its
interpretations.

This report, issued pursuant to Section 13.11 of the Agreement, is intended solely for the information and use of the Board of Directors and management of
Associates First Capital Corporation and The First National Bank of Chicago and should not be used for any other purpose.




Dallas, Texas
January 20, 1998


                        /s/ Coopers & Lybrand L.L.P.